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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

1. Gart Bros. Sporting Goods Company is a wholly owned subsidiary of Gart Sports Company.

2. GB Acquisition, Inc. is a wholly owned subsidiary of Gart Sports Company.

3. Colorado Wholesale Sporting Goods Company is a wholly owned subsidiary of Gart Bros. Sporting Goods Company.